Exhibit 99
THE DOLAN COMPANY REPORTS
FOURTH QUARTER AND YEAR-END 2010 RESULTS
•	Fourth quarter revenues increased 10.2% year-over-year to $76.7 million

•	2010 revenues increased 18.4% to $311.3 million

•	Net income attributable to The Dolan Company was $5.5 million, or $0.18 per diluted share in the fourth quarter, and for the year it was $32.4 million, or $1.07 per diluted share

•	Free cash flow was $17.3 million in the fourth quarter and $55.3 million for the year (See “Non-GAAP Financial Measures” below)

•	Cash earnings per diluted share were $0.28 for the fourth quarter and $1.49 for the year (See “Non-GAAP Financial Measures” below)

•	Adjusted EBITDA was $19.8 million for the fourth quarter and $92.8 million for the year (See “Non-GAAP Financial Measures” below)

•	Fourth quarter EPS results were lowered by approximately $0.04 because of non-recurring items including debt refinance fees and corporate reorganization costs as well as an interim higher tax rate

•	Company provides guidance for 2011
MINNEAPOLIS, MINNESOTA — February 23, 2010 — The Dolan Company (NYSE: DM), a leading provider of professional services and business information to legal, financial and real estate sectors in the United States, today announced financial results for the three months and year ended December 31, 2010. These financial results are preliminary pending the filing of an annual report on Form 10-K with the U.S. Securities and Exchange Commission.
“In 2010, we were pleased with the 29% revenue growth of the Professional Services Division, our largest operating group. DiscoverReady nearly doubled its revenues on a pro-forma basis from 2009. NDeX grew 8% in 2010, including both organic growth and acquisitions, despite facing strong regulatory headwinds,” said James P. Dolan, chairman, chief executive officer and president. “Overall our rebalancing of the company while maintaining strong growth has gone as we intended,” Dolan said.

“In the fourth quarter, NDeX grew its revenues by almost 13% year-over-year due to market share gains. Overall margins were modestly reduced as we made investments that set the stage for greater growth and profitability in the future,” said Dolan.
“We continued to diversify our Business Information Division during the fourth quarter with the addition of both DataStream and Legislative Information Services of America, which are subscription-based businesses. Division margins were negatively affected by a decline in higher-margin public notice revenue. We believe this decline resulted from regulatory changes and temporary slowdowns by mortgage servicers that delayed the timing of revenue.
“During the quarter, company-wide, we incurred some non-recurring items that reduced our EPS by approximately $0.04. These items, in combination with the shortfall in high-margin public notice revenue, are the primary reasons for the difference relative to previous EPS guidance. Although the timing of certain public notice revenues has been delayed, we believe our overall business model remains strong, and that revenue timing issues should be relatively short-lived.
“Our strong free cash flow in the quarter allowed us to acquire DataStream and diversify our company with little change to net debt. We are continuing to pursue both organic growth and acquisitions to sustain our growth rates while providing greater revenue balance,” Dolan said.
Full Year 2011 Guidance
Based on the outlook for 2011, the company is providing full-year financial guidance as follows:

2011 Financial Guidance
(dollars in millions,
except per share numbers)
Total revenues	$328 — 338
Adjusted EBITDA	$95 — 100
Net income attributable to The Dolan Company per diluted share	$1.20 — $1.30
Cash earnings per diluted share	$1.65 — $1.75
This guidance presumes the following: 1) operating expenses as a percent of total revenue of 79.5%-80.5%; 2) non-controlling interest of $3.1-$3.3 million; 3) interest expense of $5.0-$5.5 million; 4) cash distributions to holders of non-controlling interest of $1.5-$2.0 million; 5) tax rate of 38%-39%; and 6) fully diluted shares outstanding of 30.3-30.6 million.
This guidance excludes the effect of any businesses that may be acquired in 2011 and assumes that there will be no material effect on results of operations from current or future foreclosure-related government legislation, programs or investigations, or from investor- or lender-based programs or moratoria. These include, but are not limited to, programs, legislation, investigations and moratoria detailed in “Regulatory Environment” and “Risk Factors” in the company’s annual report on Form 10-K to be filed for year ended December 31, 2010, the company’s Form 10-K filed for the year ended December 31, 2009, and in the company’s Form 10-Q filed for the second and third quarters of 2010.

Fourth Quarter 2010
Financial results for the three months ended Dec. 31, 2010, and 2009 are as follows:

	Three Months	Three Months	Year-over-
	Ended	Ended	Year %
	Dec. 31, 2010	Dec. 31, 2009	Change
Dollars in thousands, except per share data	(unaudited)	(unaudited)
Total revenues	$76,663	$69,597	10.2%
Professional Services Division revenues	54,252	46,213	17.4%
Business Information Division revenues	22,411	23,384	(4.2)%
Operating income	12,595	13,161	(4.3)%
Net income attributable to The Dolan Company	5,526	8,090	(31.7)%
Adjusted EBITDA *	19,762	20,725	(4.6)%
Net income attributable to The Dolan Company per diluted share	$0.18	$0.27	(33.3)%
Cash earnings *	8,584	9,508	(9.7)%
Cash earnings per diluted share *	$0.28	$0.32	(12.5)%

*	Please refer to the “Non-GAAP Financial Measures” below for a reconciliation of these non-GAAP financial measures to GAAP and why we believe these are important measures of our performance.
Total revenues for the fourth quarter of 2010 were $76.7 million, an increase of 10.2% from $69.6 million in the same period last year. Spurred by the strength of its DiscoverReady and NDeX businesses, Professional Services Division revenues increased 17.4% to $54.3 million during the fourth quarter, while Business Information Division revenues were $22.4 million, down 4.2% from the fourth quarter of 2009.
DiscoverReady, which was acquired in November 2009, contributed $9.5 million in revenues during the fourth quarter of 2010, representing more than 50% growth from the previous year when we owned it for two months. Quarterly NDeX revenues grew by 12.8%, all organic, to $40.9 million.
Total operating expenses for the fourth quarter of 2010 were $65.0 million, or 84.8% of total revenues, an increase of 12.9% from $57.6 million, which was 82.7% of total revenues for the same prior-year period. The increase was largely attributable to investments made in DiscoverReady and NDeX.
Operating income for the three months ended Dec. 31, 2010, was $12.6 million, a decrease of 4.3% from $13.2 million in the fourth quarter of 2009. Adjusted EBITDA declined 4.6% year-over-year to $19.8 million due primarily to higher SG&A costs and a lower-margin revenue mix due to a delay in certain public notice revenues.
Professional Services Division Results
The Professional Services Division provides specialized services to the legal profession through its subsidiaries, NDeX, Counsel Press, and DiscoverReady. NDeX is a leading provider of mortgage default processing services in the United States. Together, Counsel Press and DiscoverReady comprise the company’s litigation support services segment. Counsel Press is the largest provider of appellate services in the United States, and DiscoverReady provides outsourced discovery management and document review services to major corporations and law firms across the United States.

Division revenues for the fourth quarter were $54.3 million, up 17.4% from $46.2 million in the fourth quarter of 2009. The increase was a result of higher NDeX file volume and increased DiscoverReady revenues. DiscoverReady generated $9.5 million in fourth quarter revenues, compared to revenues of $6.1 million for the fourth quarter of 2009.
NDeX received 96,700 mortgage default files for processing during the fourth quarter, an increase of 18.0%, and generated $40.9 million in revenues. This compares to 81,900 files received for processing and $36.3 million in revenues in the fourth quarter of 2009. In addition to the growth due to NDeX’s Florida operations, which we acquired in October 2009, NDeX saw increased file volume from existing customers and, the company believes, from market share gains.
Direct operating expenses within the Professional Services Division increased to $22.6 million during the fourth quarter of 2010, from $20.0 million for the same period in 2009. Selling, general and administrative expenses increased 24.1% on a year-over-year basis to $14.7 million. The increases were largely the result of investments made in NDeX, as well as increased sales and marketing investments at DiscoverReady. Total Professional Services Division operating expenses as a percentage of division revenues decreased 290 basis points to 77.0% for the quarter, from 79.9% in the fourth quarter of 2009. The decrease is the result of operating leverage due to the revenue growth at NDeX, offset in part by investments in DiscoverReady.
Business Information Division Results
The Business Information Division publishes business journals, court and commercial media and other highly focused information products and services, operates web sites and produces events for targeted professional audiences in 21 geographic markets across the United States.
Business Information Division revenues for the fourth quarter of 2010 were $22.4 million, a 4.2% decrease from $23.4 million in the fourth quarter of 2009. The addition of DataStream in December 2010 and Federal News Service in August 2010 helped offset weakness in public notice advertising. The company believes that a majority of the weakness in public notice is related to delays from large mortgage servicers who are focused on reviewing systems and compliance to ensure proper foreclosure processing as well as a delay in the timing of revenue resulting from legislative changes made in Maryland.
Total operating expenses within the Business Information Division rose 10.2% to $19.4 million from the fourth quarter of 2009, due to the acquisition of DataStream and to new product initiatives begun in the first quarter of 2010. On a year-over-year basis, direct operating expenses increased 11.9% to $8.2 million while selling, general and administrative expenses for the division increased 10.4% year-over-year to $9.8 million.

Balance Sheet and Liquidity
As of December 31, 2010, the company held $4.9 million of cash and cash equivalents, compared to $2.9 million at the end of 2009. During the fourth quarter of 2010, the company generated $20.4 million of cash from operating activities and $17.3 million of free cash flow, which is defined as net cash provided by operating activities minus capital expenditures, which were $3.1 million. For the year ended December 31, 2010, cash from operations increased 5% to $64.4 million. Days sales outstanding were 74.8 days for the fourth quarter of 2010, which was down sequentially, but up versus 71.8 days last year due in part to longer collection cycles at DiscoverReady.
Total debt outstanding at the end of the fourth quarter was $139.1 million, of which $50 million was under a term loan facility. The combined weighted-average interest rate on the company’s credit facilities was 2.5%. The leverage ratio at the end of the quarter was 1.5 times total debt to trailing twelve month pro forma adjusted EBITDA, down from 1.8 times as of December 31, 2009. The leverage ratio remained well below the maximum of 3.0 times allowed in the senior debt covenants.
Non-GAAP Financial Measures
Generally Accepted Accounting Principles (GAAP) is the term used to refer to the standard framework of guidelines for financial accounting in the United States. GAAP includes the standards, conventions, and rules accountants follow in recording and summarizing transactions, and in the preparation of financial statements. In addition to reporting financial results in accordance with GAAP, The Dolan Company reports the following non-GAAP measures:
•
Adjusted EBITDA, defined as GAAP net income attributable to The Dolan Company adjusted for the impact of the following: net interest expense resulting from our net cash or borrowing position, which includes non-cash interest income or expense related to the changes in fair value of interest rate swaps; income tax expense; non-cash expenses, including depreciation and amortization, charges for stock options and restricted stock the company has granted, and fair value adjustments on earnouts recorded in connection with acquisitions; non-recurring items of income or expense, if applicable; non-controlling interest; and distributions paid to holders of non-controlling interest;

•
Cash earnings, defined as GAAP net income attributable to The Dolan Company adjusted for the impact of the following: non-cash expenses, including non-cash interest income or expense related to the changes in the fair value of interest rate swaps, charges for stock options and restricted stock granted, fair value adjustments on earnouts recorded in connection with acquisitions, and amortization; certain non-recurring items of income or expense; and an adjustment to income tax expense related to the above reconciling items at the appropriate then-in-effect tax rate;

•	Cash earnings per diluted share, defined as cash earnings divided by the number of weighted average diluted shares outstanding; and

•	Free cash flow, defined as net cash provided by operating activities minus capital expenditures.
The Dolan Company provides these measures because it believes that they are helpful to investors in comparing year-over-year performance in light of certain non-recurring charges, and to better understand its operating performance and profitability, competitive position and future prospects. Non-GAAP measures should be considered in conjunction with the GAAP financial presentation and should not be considered in isolation or as a substitute for GAAP net income attributable to The Dolan Company. In addition, it should be noted that company’s calculations of adjusted EBITDA, cash earnings and cash earnings per diluted share may not be comparable to the calculations of such measures by other companies.
The following is a reconciliation of net income attributable to The Dolan Company to adjusted EBITDA (in thousands):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
Net income attributable to The Dolan Company	$5,526	$8,090	$32,355	$30,813

Interest expense, net	2,312	1,502	6,358	6,072
Income tax expense	4,271	5,363	21,479	18,570
Amortization of intangibles	4,007	3,866	15,954	17,085
Depreciation expense	1,970	2,701	9,842	9,439
Amortization of Detroit Legal News Publishing intangible	377	378	1,508	1,508
Non-cash compensation expense	913	695	3,243	2,556
Non-cash fair value adjustment on earnout recorded in connection with acquisition	188	—	1,070	—
Non-recurring income	—	(2,359)	(197)	(3,794)
Non-controlling interest	486	584	2,886	3,784
Cash distribution to holders of non-controlling interest	(288)	(95)	(1,662)	(3,240)

Adjusted EBITDA	$19,762	$20,725	$92,836	$82,793

The following is a reconciliation of net income attributable to The Dolan Company to cash earnings and cash earnings per diluted share (in thousands, except share and per share data):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
Net income attributable to The Dolan Company	$5,526	$8,090	$32,355	$30,813

Non-cash interest income related to the change in fair value of interest rate swaps	(292)	(399)	(1,186)	(1,134)
Non-cash compensation expense	913	695	3,243	2,556
Non-cash fair value adjustment on earnout liability	188	—	1,070	—
Amortization of intangibles	4,007	3,866	15,954	17,085
Amortization of Detroit Legal News Publishing intangible	377	378	1,508	1,508
Non-recurring income	—	(2,359)	(197)	(3,794)
Adjustment to income tax expense related to reconciling items at effective tax rate	(2,135)	(763)	(7,709)	(7,073)

Cash earnings	$8,584	$9,508	$45,038	$39,961

Net income attributable to The Dolan Company per diluted share (GAAP)	$0.18	$0.27	$1.07	$1.03
(Increase) decrease in redeemable non-controlling interest	(0.01)	(0.05)	0.01	(0.31)

Net income attributable to The Dolan Company common stockholders per diluted share (GAAP)	$0.17	$0.22	$1.08	$0.72

Cash earnings per diluted share	$0.28	$0.32	$1.49	$1.34

Weighted average diluted shares outstanding	30,380,635	29,952,337	30,314,174	29,916,351
Conference Call
The company has scheduled a conference call for Feb. 23, 2011, at 8:30 a.m. U.S. Eastern Time (7:30 a.m. U.S. Central Time). The call will be hosted by James P. Dolan, chairman, chief executive officer and president; Scott J. Pollei, executive vice president and chief operating officer; and Vicki J. Duncomb, vice president and chief financial officer. It will be broadcast live over the Internet and will be accessible through the investor relations section of the company’s Web site at www.thedolancompany.com. Interested parties should access the webcast approximately 10 to 15 minutes before the scheduled start time to register and download any necessary software needed to listen to the call. Prior to the conference call start, a slide presentation highlighting points discussed in the fourth quarter and year-end conference call will be available through the investor relations section of the company Web site at www.thedolancompany.com. The webcast and slide presentation will be archived online and will be available at the investor relations section of the company Web site for a period of 21 days after the call.
Safe Harbor Statement
This release contains forward-looking statements, including under “Full Year 2011 Guidance,” that reflect the company’s current expectations and projections about future results, performance, prospects and opportunities. The words “outlook,” “may,” “anticipate,” “expect,” “believe,” “continue,” “will,” “estimate,” “assume,” “pursue” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on information currently available to the company and are subject to many risks, uncertainties and other factors that may cause actual results, performance, prospects or opportunities to be materially different from those expressed in, or implied by, such forward looking statements. These risks, uncertainties and other factors include, but are not limited to, the following: the company operates in highly competitive markets and depends upon the economies and the demographics of the legal, financial and real estate sectors in the markets served, and changes in those sectors could have an adverse effect on revenues, cash flows and profitability; David A. Trott, the chairman and chief executive officer of NDeX, and certain other employees of NDeX who are also shareholders and principal attorneys of the company’s law firm customers, may under certain circumstances have interests that differ from, or conflict with, the company’s interests; NDeX’s business revenues are very concentrated, as NDeX currently provides mortgage default processing services to eight law firm customers, and if the number of case files referred by its mortgage default processing service law firm customers, or loan servicers and mortgage lenders served directly for properties located in California and Nevada, decreases or fails to increase, the company’s operating results and ability to execute its growth strategy could be adversely affected; regulations, laws, bills introduced, court orders, investigations by state or federal officials, and voluntary programs or moratoria seeking to review foreclosure processes or mitigate foreclosures in states where the company does business may have an adverse effect on, restrict, or slow the company’s mortgage default processing services and public notice operations (including legislation in Michigan, Indiana and Florida, the Hope for Homeowners Act, the Emergency Economic Stabilization Act, the Streamlined Modification Program, the Homeowner Affordability and Stability Plan, the Making Home Affordable Program, the Home Affordable Modification Program, the Home Affordable Foreclosure Alternatives Program, the Protecting Tenants at Foreclosure Act, investigations by state attorneys general, and voluntary foreclosure relief programs developed by lenders, loan servicers and the Hope Now Alliance); The Dolan Company has owned and operated DiscoverReady LLC just over one year and is highly dependent on the skills and knowledge of the individuals serving as chief executive officer and president of DiscoverReady; DiscoverReady’s business revenues are very concentrated among a few customers and if these customers choose to perform their discovery themselves or with another provider and if DiscoverReady is unable to develop new customer relationships, operating results and the ability to execute growth strategies for DiscoverReady may be adversely affected; The Dolan Company is dependent on its senior management team; the company intends to continue to pursue acquisition opportunities, which it may not do successfully and which may subject the company to considerable business and financial risk, and the company may be required to incur additional indebtedness or raise additional capital to fund these acquisitions and this additional financing may not be available on satisfactory terms or at all; and growing the company may place a strain on management and internal systems, processes and controls. Please see “Risk Factors” contained in Item 1A of the company’s annual report on Form 10-K for 2009 filed with the SEC on March 8, 2010, available at the SEC’s Web site or the company’s Web site, and the “Risk Factors” described in Item 1A of the company’s annual report on Form 10-K for 2010 to be filed in March 2011 for a description of these and other risks, uncertainties and factors that could cause actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, forward looking statements. Investors or prospective investors should not place undue reliance upon any forward-looking statements. Except as required by federal securities law, the company assumes no obligation to update publicly or revise any forward-looking statements for any reason, nor to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available, new events occur or circumstances change in the future.
FOR IMMEDIATE RELEASE
Contact Robert J. Evans, Director of Investor Relations
(612) 317-9430
Bob.evans@thedolancompany.com

THE DOLAN COMPANY
CONSOLIDATED BALANCE SHEETS

	December 31,
	2010	2009
	(in thousands, except share data)
ASSETS
Current assets
Cash and cash equivalents	$4,862	$2,894
Accounts receivable, including unbilled services (net of allowances for doubtful accounts of $1,578 and $1,113 as of December 31, 2010, and 2009, respectively)	59,801	57,205
Unbilled pass-through costs	7,140	13,087
Prepaid expenses and other current assets	4,186	2,948
Income tax receivable	4,183	—

Total current assets	80,172	76,134
Investments	13,808	15,479
Property and equipment, net	17,333	15,457
Finite-life intangible assets, net	195,959	193,687
Indefinite-lived intangible assets	225,373	222,580
Other assets	3,143	4,953

Total assets	$535,788	$528,290

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$7,578	$22,005
Accounts payable	15,589	16,030
Accrued pass-through liabilities	18,271	25,929
Accrued compensation	5,409	4,384
Accrued liabilities	5,537	5,371
Due to sellers of acquired businesses	3,943	4,685
Deferred revenue	21,689	18,797

Total current liabilities	78,016	97,201
Long-term debt, less current portion	131,568	137,960
Deferred income taxes	7,794	8,160
Deferred revenue and other liabilities	12,972	9,506

Total liabilities	230,350	252,827

Redeemable noncontrolling interest	26,580	26,600

Commitments and contingencies
Stockholders’ equity	—	—
Common stock, $0.001 par value; authorized: 70,000,000 shares; outstanding: 30,511,408 shares and 30,326,437 as of December 31, 2010, and 2009, respectively	30	30
Preferred stock, $0.001 par value, authorized: 5,000,000 shares; designated: 5,000 shares of Series A Junior Participating Preferred Stock; no shares outstanding	—	—
Other comprehensive loss (net of tax)	(1,298)	—
Additional paid-in capital	286,148	287,210
Accumulated deficit	(6,022)	(38,377)

Total stockholders’ equity	278,858	248,863

Total liabilities and stockholders’ equity	$535,788	$528,290

The Dolan Company
Unaudited Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
Revenues
Professional Services	$54,252	$46,213	$223,069	$172,535
Business Information	22,411	23,384	88,240	90,382

Total revenues	76,663	69,597	311,309	262,917

Operating expenses
Direct operating: Professional Services	22,640	20,004	91,481	66,697
Direct operating: Business Information	8,245	7,370	30,014	29,197
Selling, general and administrative	28,132	23,649	105,717	89,722
Amortization	4,007	3,866	15,954	17,085
Depreciation	1,970	2,701	9,842	9,439

Total operating expenses	64,994	57,590	253,008	212,140
Equity in earnings of affiliates	926	1,154	4,580	4,615

Operating income	12,595	13,161	62,881	55,392

Non-operating income (expense)
Interest expense, net of interest income	(2,604)	(1,901)	(7,543)	(7,206)
Non-cash interest income related to interest rate swaps	292	399	1,185	1,134
Other income	—	2,378	197	3,847

Total non-operating expense	(2,312)	876	(6,161)	(2,225)

Income before income taxes	10,283	14,037	56,720	53,167
Income tax expense	(4,271)	(5,363)	(21,479)	(18,570)

Net income	6,012	8,674	35,241	34,597
Less: Net income attributable to redeemable noncontrolling interest	486	584	2,886	3,784

Net income attributable to The Dolan Company	$5,526	$8,090	$32,355	$30,813

Earnings per share — basic and diluted:
Net income attributable to The Dolan Company	$0.18	$0.27	$1.07	$1.03
(Increase) decrease in redeemable noncontrolling interest in NDeX	(0.01)	(0.05)	0.01	(0.31)

Net income attributable to The Dolan Company common stockholders	$0.17	$0.22	$1.08	$0.72

Weighted average shares outstanding:
Basic	30,183,941	29,861,333	30,150,837	29,831,660
Diluted	30,380,635	29,952,337	30,314,174	29,916,351

The Dolan Company
Unaudited Condensed Consolidated Statements of Cash Flows
(in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
Cash flows from operating activities
Net income	$6,012	$8,674	$35,241	$34,597
Distributions received from The Detroit Legal News Publishing, LLC	2,100	1,400	7,000	5,600
Distributions paid to holders of non-controlling interest	(288)	(95)	(1,662)	(3,240)
Gain on sale of investment	—	(2,359)	(197)	(2,359)
Non-cash operating activities:
Amortization	4,007	3,866	15,954	17,085
Depreciation	1,970	2,701	9,842	9,439
Equity in earnings of affiliates	(926)	(1,154)	(4,580)	(4,615)
Stock-based compensation expense	912	695	3,242	2,556
Deferred income taxes	3,376	2,140	2,913	2,306
Change in value of interest rate swap	(292)	(105)	(1,185)	(836)
Amortization of debt issuance costs	624	75	868	257
Non-cash fair value adjustment on earnout recorded in connection with acquisition	188	—	1,070	—
Changes in operating assets and liabilities, net of effects of business combinations:
Accounts receivable and unbilled pass-through costs	11,553	6,339	4,595	(15,951)
Prepaid expenses and other current assets	(4,016)	1,850	(5,287)	2,089
Other assets	38	56	398	(451)
Accounts payable and accrued liabilities	(6,440)	2,085	(7,256)	9,195
Deferred revenue and other liabilities	1,583	2,977	3,467	5,577

Net cash provided by operating activities	20,401	29,145	64,423	61,249

Cash flows from investing activities
Acquisitions and investments	(15,221)	(54,437)	(17,808)	(56,878)
Capital expenditures	(3,145)	(466)	(9,156)	(3,050)
Proceeds on sale of investment	—	3,558	—	3,558
Other	—	8	197	108

Net cash used in investing activities	(18,366)	(51,337)	(26,767)	(56,262)

Cash flows from financing activities
Net borrowings (payments) on senior revolving note	325	8,000	(7,675)	8,000
Payments on senior long-term debt	—	(3,050)	(9,775)	(10,300)
Deferred acquisition payments and earnouts	(5,000)	—	(5,000)	—
Payment on unsecured notes payable	(579)	—	(11,565)	(1,750)
Payments of deferred financing costs	(1,491)	(466)	(1,491)	(466)
Other	—	(38)	(182)	(33)

Net cash used in financing activities	(6,745)	4,446	(35,688)	(4,549)

Net increase in cash and cash equivalents	(4,710)	(17,746)	1,968	438
Cash and cash equivalents at beginning of the period	9,572	20,640	2,894	2,456

Cash and cash equivalents at end of the period	$4,862	$2,894	$4,862	$2,894